Exhibit 99.1

FOR IMMEDIATE RELEASE

January 6, 2012

COMPANY CONTACT:
     Kendra Berger
     Chief Financial Officer
     NTN Buzztime, Inc.
     (760) 438-7400

CCG CONTACT:
     Mark Collinson
     Partner
     CCG Investor Relations
     (310) 954-1343

NTN Buzztime, Inc. Announces Reduced Subscription Price

for Rights Offering to Existing Stockholders

CARLSBAD, Calif., January 6, 2012 — NTN Buzztime, Inc. (NYSE AMEX: NTN) today announced that its board of directors has approved a reduction in the subscription price of the planned rights offering to existing stockholders from $0.31 per share to $0.25 per share.  Certain factors considered by the board of directors in approving the reduced subscription price included the trading prices of the Company's common stock since the Company announced the planned rights offering and increasing the attractiveness of the investment for existing stockholders who choose to participate.

The Company filed an amendment to its registration statement on Form S-3 with the Securities and Exchange Commission to reflect the reduced subscription price for the rights offering. While the Company is still seeking to raise up to $4 million in the rights offering, as a result of the reduced subscription price, the Company may sell up to 16,000,000 shares of its common stock in the rights offering and each subscription right will, based on the shares of common stock outstanding as of the date hereof, entitle the holder to purchase 0.2626 shares of common stock. Other terms of the planned rights offering remain unchanged.

The Company is seeking to raise capital to support its ongoing operations and pursue its growth and product development strategies. The board of directors believes that providing existing stockholders the right to purchase shares through a rights offering is the most efficient, fair and equitable approach to raising this capital at this time.

The Company will distribute to its stockholders as of the record date, non-transferable subscription rights, each of which will include (i) a basic subscription privilege and (ii) an over-subscription privilege that entitles the holder (other than Matador Capital Partners, L.P. and its affiliates), if such holder exercises its basic subscription privilege in full, to subscribe to purchase a portion of the shares not purchased by other stockholders at the same subscription price per share, subject to certain limitations.

In connection with the rights offering, the Company also entered into an investment agreement with Matador Capital Partners, L.P., whereby Matador has agreed to purchase at the subscription price, between $1.0 million and $2.0 million worth of the shares of the Company's common stock not subscribed for and purchased by holders upon exercise of their subscription rights. The exact number of shares within the foregoing range will be determined by Matador in its discretion. Mr. Jeffrey A. Berg, one of the Company's directors, is the managing member of the general partner of Matador. As of the date hereof, Matador and Mr. Berg collectively beneficially own approximately 10.5% of the Company's common stock. As stockholders as of the record date, Matador and Mr. Berg will have the right to purchase shares under their basic subscription privilege, but they will not have the right to exercise their over-subscription privilege. Therefore, depending on the collective level of investment by all existing stockholders in connection with the rights offering, Matador and Mr. Berg may, based on their common stock ownership as of the date hereof, potentially invest up to $2.4 million into the Company in connection with the rights offering (i.e., up to $2.0 million under the investment agreement and approximately $419,000 pursuant to the exercise of their basic subscription privilege).

Michael Bush, the Company’s President and Chief Executive Officer, also announced his intention to exercise his basic subscription privilege in full at a minimum.  Mr. Bush currently owns 300,478 shares of the Company’s common stock.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The rights offering, which is expected to be launched immediately following the effectiveness of a registration statement relating to the offering, will be made only by means of a prospectus. The record date for the distribution of the subscription rights and the expiration date of the rights offering will be included in the final prospectus for the rights offering.

About Buzztime

NTN Buzztime, Inc. (NYSE Amex: NTN) is a leading bar and restaurant social entertainment and integrated marketing platform. Trusted by 3,900 bars and restaurants in North America since 1985, Buzztime integrates trivia, card and sports games with in- and out-of-venue messaging and communication tools.  With over 2,100,000 registered consumers and nearly 50,000,000 games played each year, Buzztime players spread the word and invite friends and family to their favorite Buzztime location to enjoy an evening of fun and competition.  With Buzztime entertainment and marketing solutions, bars and restaurants attract new customers, turn casual visitors into regulars, and give guests a reason to stay longer.  For the most up-to-date information on NTN Buzztime, please visit www.buzztime.com or follow us on Facebook or Twitter. To get Buzztime for your bar or restaurant, visit www.getbuzztime.com.

Forward-looking Statements

This release contains forward-looking statements, including statements relating to the completion of the rights offering and the Company’s intended use of any proceeds it receives from the rights offering. All of these forward-looking statements are based on estimates and assumptions made by the Company’s management that, although it believes to be reasonable, are inherently uncertain. Forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of the Company’s control that may cause its business, strategy or actual results to differ materially from the forward-looking statements. These risks and uncertainties may include, among other things: completion of the proposed rights offering, including satisfaction of the conditions to Matador's obligations under the investment agreement, adverse economic conditions, failure of customer and/or player demand, lower market acceptance or appeal of both existing and new products and services by particular demographic groups or audiences as a whole, termination of partnership and contractual relationships, the impact of competitive products and pricing and technical problems or outages and other factors described under “Risk Factors” in the preliminary prospectus included as part of the registration statement on Form S-3 that the Company filed in connection with the rights offering and in its periodic reports filed with the Securities and Exchange Commission from time to time. Given these risks and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. Except as required by law, the Company undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, and changes in expectation or otherwise.